--------------------------------------------------------------------------------

SAFETY-KLEEN CORP.                  PRESS RELEASE

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

COLUMBIA, SOUTH CAROLINA
MARCH 6, 2000

                SAFETY-KLEEN ANNOUNCES INTERNAL INVESTIGATION OF
                              ACCOUNTING PRACTICES

        Safety-Kleen Corp. (NYSE:SK) announced today that it has initiated an internal investigation of its prior reported financial results and certain of its accounting policies and practices following receipt by the Company's Board of Directors of information alleging possible accounting irregularities that may have affected the previously reported financial results of the Company since fiscal year 1998. The Board has appointed a special committee, consisting solely of four independent outside directors of the Company, to spearhead the internal investigation, and has engaged Shaw Pittman and Arthur Andersen LLP to conduct a thorough and comprehensive investigation of these matters. Pending the outcome of the investigation, the Board also has placed Kenneth W. Winger, Michael J. Bragagnolo, and Paul R. Humphreys, the Company's Chief Executive Officer, Executive Vice President and Chief Operating Officer, and Chief Financial Officer, respectively, on administrative leave. In addition, the Board has elected Grover C. Wrenn as Vice Chairman of the Board and has asked him to oversee the management of the Company on an interim basis.

        David E. Thomas, Jr., Chairman of the Executive Committee of Safety-Kleen's Board, explained that "We are taking these allegations very seriously. If, after the intensive fact finding initiative is concluded, the allegations prove to be true, we will take all appropriate actions to correct previously issued financial statements, reports or other documents that contain erroneous financial information. Over the next several days, members of the Board will inform the appropriate regulatory authorities and the Company's lenders about the internal investigation. Our primary and overriding concern is to ensure that the information provided to our shareholders and the public is reliable and accurate."

        Grover Wrenn has extensive experience in the environmental services industry. In 1982, Mr. Wrenn founded ENVIRON Corporation, a leading environmental health risk assessment firm which merged with Allied Bioscience International (NASDAQ:APBI) in 1990. Mr. Wrenn also has served as Chief Executive Officer of EnSys Environmental Products, Inc., where he is presently the Chairman of the Board. From 1974 to 1980, Mr. Wrenn served as Director of the Health Standards Program for the Occupational Safety and Health Administration, United States Department of Labor, and from 1979 to 1980 as the Director of Federal Compliance and State Programs. Mr. Wrenn served on the Board of the Environmental Law Institute from 1989-1994 and as Chairman of the Institute from 1991-1994.

        Safety-Kleen Corp. is the leading industrial waste service company for both hazardous and non-hazardous waste streams. From collection through recycle and disposal, the Company provides comprehensive waste management systems to over 400,000 customers in North America.

        This press release contains forward-looking statements. Actual results and events may differ materially from those projected in the forward-looking statements. Many factors could cause actual events and results to differ from those expected, including, but not limited to, the unanticipated loss of key employees, factors that may impede the Company's ability to conclude the investigation satisfactorily and expediently, and factors that may affect the timely implementation of any remedial action.

        For further information contact: Grover C. Wrenn, 803-933-4212.